UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 22, 2021 (November 19, 2021)

RREEF Property Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-55598		45-4478978
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

875 Third Avenue, 26th Floor	New York,	NY	10022
(Address of Principal Executive Offices)			(Zip Code)
(212) 454-4500
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

As previously reported, on October 25, 2021, RREEF America L.L.C. (“RREEF America”), the advisor and sponsor of RREEF Property Trust, Inc. (the “Company”), entered into an agreement of purchase and sale (the “Purchase Agreement”) with Jones I MNMA, LLC, a Delaware limited liability company (the “Seller”). The Seller is not affiliated with the Company, RREEF America or any of their respective affiliates. On November 4, 2021, pursuant to the Assignment and Assumption of Agreement of Purchase and Sale by and between RREEF America and RPT The Glenn, LLC (the “Buyer Entity”), a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company, RREEF America assigned its right, title and interest in and to the Purchase Agreement to the Company, through the Buyer Entity.

Pursuant to the terms of the Purchase Agreement, the Company agreed to purchase an apartment property located in Centennial, Colorado (the “Property”) for a gross purchase price of $128.5 million, exclusive of closing costs.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets

On November 19, 2021 (the “Closing Date”), the Company completed the purchase of the Property from the Seller. The Property is a 306-unit luxury multifamily community with 274,688 rentable square feet situated on a 4.75 acre site in one of Denver’s most affluent southeast suburbs, Centennial, Colorado. Constructed in 2018, the Property was the first completed project within The District, an in-progress mixed-use development spread across 36-acres of land fronting Interstate 25.

The Property is currently 93.5% occupied. Luxury amenities of the Property include a resort-style pool with gazebos, state-of-the-art fitness center with a yoga studio, outdoor community lounge areas with barbeques, fireplaces and yard games, a pet park, as well as business/conference centers and electric vehicle charging stations. The Property’s location provides residents with walkability to nearby shopping destinations including Park Meadows Mall, Colorado’s largest premier shopping destination with over 185 shops and restaurants. The Property is also located within walking distance from the Dry Creek Light Rail Station and less than a five-minute drive from both Interstate 25 and Colorado State Highway 470, providing increased connectivity to the greater Metro Denver area.

The Company has engaged GREP Southwest, LLC, an affiliate of Greystar, as the property manager for the Property.

Item 2.03 Creation of a Direct Financial Obligation

The Company funded the acquisition in part with cash on hand and borrowings of $57.0 million under the Company’s existing line of credit with Wells Fargo Bank utilizing available borrowing capacity from previously owned properties.

In addition, on the Closing Date, the Buyer Entity, as borrower, entered into a loan agreement providing for a $66.0 million, non-recourse loan (the “Loan”) from Massachusetts Mutual Life Insurance Company (“MassMutual”), which is not affiliated with the Company or any of the Company’s affiliates. The Loan is secured by the Property.

The interest rate for the Loan is fixed at 3.02% with monthly interest-only payments for the entire seven-year term. The maturity date of the Loan is December 1, 2028 with no extension options. The Loan does not allow prepayment prior to December 1, 2024. Thereafter, the Loan permits voluntary prepayment of the full amount of the Loan subject to payment of the applicable prepayment premium, which is equal to the greater of (a) the amount to be prepaid multiplied by 1% or (b) a yield maintenance calculation. Additionally, the Loan contains a one-time option to be assumed by a new borrower subject to the satisfaction, in MassMutual’s sole discretion, of specified conditions and payment of a fee equal to 1.0% of the outstanding balance of the Loan.

The Company paid loan financing costs of approximately $181,000, comprised of lender fees, legal costs and other customary closing costs.

Item 7.01 Regulation FD Disclosure

On November 22, 2021, the Company issued a press release announcing the acquisition of the Property. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and such exhibit is incorporated by reference herein.

The information provided in this Item 7.01, including Exhibit 99.1, is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Property Acquired

Since it is impracticable to provide the required financial statements for the acquisition of the Property at the time of filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that the required financial statements will be filed on or before February 2, 2022, which date is within the period allowed to file such an amendment.

(b) Pro Forma Financial Information

See paragraph (a) above.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated November 22, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Eric Russell
Name:	Eric Russell
Title:	Chief Financial Officer
        Date: November 22, 2021